UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2008

Sinoenergy Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-30017	84-1491682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing China, 100107
(Address of principal executive offices)

Registrant’s telephone number, including area code:	86-10-84928149

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2008, Qiong (Laby) Wu resigned as Chief Financial Officer of Sinoenergy Corporation (the “Company”), effective May 31, 2008. There was no disagreement or dispute between Ms. Wu and the Company which led to her resignation.

On May 26, 2008, the board of directors appointed Gu Lan as Chief Financial Officer of the Company, effective June 1, 2008. There are no understandings or arrangements between Ms. Gu and any other person pursuant to which Ms. Gu was elected as an executive officer. Ms. Gu does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

On May 26, 2008, the Company entered into an employment agreement with Ms. Gu as Chief Financial Officer, effective June 1, 2008, for an initial term of three years from the effective date. The agreement may be renewed upon mutual consent of both parties. Pursuant to the agreement, Ms. Gu shall receive $5,000 per month during the term of the agreement. Ms. Gu shall also receive a $5,000 bonus on each anniversary of the effective date. Ms. Gu shall also receive an aggregate of 60,000 shares of common stock of the Company during initial term of the agreement, 20,000 shares issuable upon each anniversary of the effective date of the agreement. The shares of common stock issuable to Ms. Gu shall be transferred personally by Skywide Capital Management Limited, which is owned 50% by each of Mr. Tianzhou Deng, the Company’s chairman of the board of directors, and Mr. Bo Huang, the Company’s chief executive officer. Further, Ms. Gu will receive options to purchase 150,000 shares of common stock, exercisable at $2.86 per share, with 50,000 shares vesting on each anniversary of the effective date during the initial term. Ms. Gu is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. Ms. Gu’s employment with the Company may be terminated at any time, with or without cause or good reason. In the event that Ms. Gu’s employment is terminated by the Company without cause (as defined in the agreement), Ms. Gu is entitled to a severance payment of two months salary.

Ms. Gu has served as senior auditor responsible for planning and managing client engagements at Canada based Lanno Torollenie LLP, from July 2005 to the present. From September 2005 until March 2006, Ms. Gu served as an audit leader at Deloitte Touche Tohmatsu CPA Ltd. In Shanghai. From July 2002 until August 2005, Ms. Gu served as an auditor for Beallor and Partners (now part of PricewaterhouseCoopers). Ms. Gu received a BA, Honors Degree of B.A. in Business with a concentration in financial analyst from York University in Canada and a Bachelor of Arts in Chinese Literature from Shanghai University in China in 1992. Ms. Gu is a chartered accountant in Canada and a certified public accountant in the United States.

A copy of the press release that discusses this matter is attached hereto as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

Exhibits

99.1	Press Release, dated May 28, 2008
99.2	Employment Agreement, dated May 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOENERGY CORPORATION
(Registrant)

Date: May 30, 2008	/s/ Bo Huang
Bo Huang, Chief Executive Officer